EXHIBIT 99.1

APOLLO MEDICAL HOLDINGS ANNOUNCES THE APPOINTMENT OF

LINDA MARSH AND JOHN CHIANG TO ITS BOARD OF DIRECTORS

Alhambra, CA and Glendale, CA – (PR Newswire) – January 17, 2018 – Apollo Medical Holdings, Inc. (“ApolloMed” or “the Company”) (NASDAQ: AMEH), an integrated population health management company, today announced the appointment of Linda Marsh and John Chiang to its Board of Directors.

Ms. Marsh is currently the Senior Executive Vice President of AHMC Healthcare Inc., a fully-integrated hospital health system in Southern California with over 1200 acute care beds and over 7000 employees.  She joined AHMC Healthcare in 1999 and oversees all financial matters for seven acute care hospitals:  San Gabriel Valley Medical Center, Garfield Medical Center, Anaheim Regional Medical Center, Whittier Hospital Medical Center, Alhambra Hospital, Monterey Park Hospital and Greater El Monte Community Hospital.  Additionally, Ms. Marsh is responsible for all federal, state and local government relations, as well as all risk management activities.

Ms. Marsh is a Board member of the Hospital Association of Southern California, a Board member of Private Essential Access Community Hospitals and also a Board member of the American Red Cross.  She is also an active member in the Healthcare Financial Management Association.  In addition, she chairs or is a participating member of numerous hospital governing boards, hospital committees and community organizations.

Ms. Marsh received a Bachelor of Science degree in Economics and a Master’s degree in Accounting from the University of Southern California.  She also completed a Healthcare Executive Program at the University of Colorado.

Mr. Chiang most recently served as California State Treasurer from 2015 to 2019.  From 2007 to 2015, he served as California State Controller.  Prior to this, he served on the California Board of Equalization from 1999 to 2006.  Mr. Chiang began his career as a tax law specialist for the Internal Revenue Service.  He then worked as an attorney for then California State Controller Gray Davis, and also worked on the staff of California Senator Barbara Boxer.

Mr. Chiang graduated with honors with a Bachelor of Science degree in finance from the University of South Florida and received his J.D. degree from Georgetown University Law Center.

“We are honored to welcome Ms. Marsh and Mr. Chiang to our Board of Directors,” stated Warren Hosseinion, M.D., Co-Chief Executive Officer of ApolloMed.  “Drawing on their years of experience in the healthcare industry and government relations, Ms. Marsh and Mr. Chiang will provide fresh insights to our company as we continue to grow.”

“Ms. Marsh is an accomplished healthcare executive and leader,” stated Thomas Lam, M.D., Co-Chief Executive Officer of ApolloMed.  “We are delighted to have such an outstanding individual on our Board and look forward to her contributions.”

“We believe that Mr. Chiang’s strong experience, especially in accounting and finance, will be valuable for the company,” stated Kenneth Sim, M.D., Executive Chairman of ApolloMed.  “He will further strengthen our Board’s breadth of talent and background and we are confident that he is going to make a positive impact on our company.”

“I have always admired ApolloMed for its pioneering and innovative approach to population health management and its dynamic leadership team,” stated Linda Marsh.  “I look forward to working with my fellow Board members and management team to achieve their strategic goals.”

“I am very excited to serve on the Board of Directors,” stated John Chiang.  “ApolloMed is transforming the delivery of healthcare through comprehensive and innovative processes, while also improving the quality of patient care.”

About Apollo Medical Holdings, Inc. (ApolloMed)

ApolloMed is a leading physician-centric integrated population health management company, which, together with its subsidiaries, including a Next Generation Accountable Care Organization (“NGACO”), and its affiliated Independent Physician Associations (each, an “IPA”), are working to provide coordinated, outcomes-based high-quality medical care for patients, particularly senior patients and patients with multiple chronic conditions, in a cost-effective manner.  Led by a management team with over two decades of experience,  ApolloMed is addressing the healthcare needs of its patients by leveraging its integrated health management and healthcare delivery platform that includes: Network Medical Management (MSO),  Apollo Medical Management (MSO), ApolloMed Hospitalists, APA ACO (Next Generation ACO), Allied Physicians of California (IPA) and Apollo Care Connect (Digital Population Health Management Platform). ApolloMed strives to improve medical outcomes with high-quality, cost-efficient care.  For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the potential contributions of the Company’s newly appointed directors and the Company’s ability to leverage its core strengths. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the U.S. Securities and Exchange Commission (including without limitation the ”Risk Factors” discussed in the Company's Annual Report on Form 10-K filed on April 2, 2018).

FOR MORE INFORMATION, PLEASE CONTACT:

Warren Hosseinion, M.D.

Co-Chief Executive Officer

Apollo Medical Holdings

(818) 839-5200

warrenhoss@apollomed.net